Exhibit 99.2

Commonwealth Biotechnologies, Inc. Provides Market Update

RICHMOND, Va.— Commonwealth Biotechnologies, Inc. (“CBI”) (NASDAQ Capital Market: CBTE) is pleased to announce a market update regarding several recent and proposed major transactions that management believes, together, will redefine CBI’s asset base, business model and financial performance. Management believes that its planned sale of the assets of CBI Services and Fairfax Identity Laboratories divisions to Bostwick Laboratories (Business Wire, July 21, 2009) will provide CBI with upfront cash, ongoing lease revenues and will be accretive to CBI’s earnings. Management believes that the stock issuance to Biosignal Ltd (Business Wire, July 23, 2009) when completed, will strengthen CBI’s balance sheet and support CBI’s compliance with NASDAQ listing requirements. Management believes that these transactions pave the way for a transformative acquisition of GL Biochem (Shanghai) Ltd (“GL Biochem”) (Business Wire, June 8, 2009), the largest global manufacturer of research-grade peptides and a company with a high degree of synergy with CBI’s subsidiary, Mimotopes Pty Ltd.

Management expects that, post-acquisition, the new CBI will be positioned as a major global provider in the field of peptide manufacturing and contract research and will have an estimated $18 million in annual revenues, $3 million in net income and a strong growth profile. Through this market update, management is pleased to elaborate on the recent transactions and provide further insights into the peptide market as well as CBI’s corporate and operational strategy.

NASDAQ Listing Compliance

On July 24, 2009, the NASDAQ Stock Market (“NASDAQ”) notified CBI that it was to be delisted from the NASDAQ Capital Market due to a failure to maintain minimum stockholders’ equity of $2.5 million, notwithstanding the fact the Company had entered into a share and IP purchase agreement with Biosignal Ltd. In order to address a number of the listing requirements identified by NASDAQ, including approvals related to the Biosignal share purchase, CBI and Biosignal agreed to terminate an earlier agreement and, subsequently, CBI filed a Form LAS in connection with a proposed amended and re-stated Biosignal transaction which would have brought CBI back into compliance with all of the relevant NASDAQ Rules. However, while the metric of $2.5M in stockholders equity would be met, NASDAQ, using its broad discretionary authority under NASDAQ Rule 5101, has nevertheless determined to maintain its position that CBI is to be delisted.

The Board of CBI has agreed to vigorously appeal this decision based on the Company’s belief that, upon completion of the Biosignal transaction, it would have in excess of the $2.5M stockholders’ equity threshold. Further, the company believes it will be well positioned to further augment stockholders’ equity upon closing of its pending transactions with: (1) Bostwick Laboratories for the sale of its Richmond business assets; and (2) completion of the acquisition of GL Biochem.

CBI will keep the market updated on the progress of its appeal. In the meantime, CBI will remain listed pending the appeal decision.

Acquisition of GL Biochem

On June 8, 2009, CBI announced an agreement to acquire all of the outstanding shares of GL Biochem, a privately-owned Shanghai-based chemical company. This agreement is subject to a number of conditions precedent, including the divestment of CBI’s Fairfax Identity Laboratories and CBI Services divisions and CBI’s continued listing on the NASDAQ Capital Market. A PCAOB-qualified audit of GL Biochem’s financial statements is currently underway, and CBI expects to finalize and execute a definitive share purchase agreement upon its satisfactory completion.

At an operational level, CBI’s Australian-based peptide subsidiary, Mimotopes, has implemented several new initiatives to align its business more closely with that of GL Biochem. Mimotopes and GL Biochem have developed a working relationship for over 4 years. Through that collaboration, the Company expects to continue to expand into a new facility in China that will employ Mimotopes’ peptide synthesis technology, follow the Mimotopes’ operating procedures and training processes and be staffed by chemists seconded from GL Biochem. The facility will provide Mimotopes with additional high-quality, low-cost capacity to expand its custom peptide business and provide improved access to a rapidly expanding customer base in Asia. Mimotopes has also made improvements to its pricing structure and channels to market through the development of an enhanced online presence and eCommerce platform. Further, Mimotopes’ will expand its product offerings in September to include catalogue peptides and chemical building blocks manufactured by GL Biochem.

GL Biochem continues to lead industry growth in the sales of peptides and peptide reagents. Despite the global economic downturn, GL Biochem reported a 20% increase in revenues in the first half of 2009 (unaudited) compared to the same period last year. GL Biochem has also recently constructed or acquired state-of-the-art facilities for the production of antibodies, a complementary business line to GL Biochem’s core business of research-grade peptides.

Sale of CBI Services and Fairfax Identity Laboratories to Bostwick Laboratories

The contemplated sale of the assets of CBI Services and Fairfax Identity Laboratories to Bostwick Laboratories is an important step in progressing the GL Biochem acquisition and redefining CBI’s focus and business model. However, management believes the terms of the agreement are attractive in their own right. The transaction provides CBI with $1.075M cash up front and a 5-year triple net lease on the Richmond facility, realizing rent and associated fees. Importantly, CBI will still own the land and buildings located in Richmond, VA and will have the option to market and sell the property. The transaction with Bostwick will be earnings accretive, eliminate contingent employee liabilities of over $500,000 and transfer current equipment lease obligations to Bostwick.

Financing

On July 10, 2009, CBI announced that it had reached an agreement with its PIPE investors to extend for 6 months its convertible note facilities of approximately $1.4M that matured on June 30, 2009 and received consent to suspend the financial covenants under such note facilities through the 3rd fiscal quarter of 2009.

The extension and covenant waiver brings CBI into compliance with its Convertible Note obligations, enables the PIPE investors to continue converting out the Notes to reduce CBI’s debt and enhance shareholder equity and enables CBI to proceed with the orderly completion of the proposed transaction with GL Biochem over the course of the coming months.

On July 23, 2009, CBI announced that it had entered into a definitive agreement with Australian biotechnology company Biosignal Limited (“Biosignal”) (Australian Stock Exchange: BOS). Subsequently, the parties amended the terms of this agreement so that, upon completion of the initial issuance, CBI would issue 1.6 million shares of its common stock to Biosignal in exchange for the transfer of intellectual property from Biosignal to CBI and $1.6 million, to be paid to CBI in the form of a 12 month convertible note bearing interest at 10% per annum that may be converted, in certain circumstances, into fully-paid ordinary Biosignal shares. In addition to the initial issuance, if CBI’s shareholders approve, CBI would issue another 1 million shares for another $1 million in convertible notes. Management believes that this transaction will strengthen CBI’s balance sheet at a price of $1 per share, representing a 59% premium to CBI’s 50-day moving average. Importantly, Management believes the transaction also increases total shareholder equity and should assist with CBI’s appeal to continue to list on the NASDAQ Capital Market.

Concurrent with the stock placement, CBI and Biosignal entered into a Deed of Assignment in which Biosignal will convey to CBI certain intellectual property and contracts related to the development and possible exploitation of Biosignal’s biofilm technology. In order to extract value from these technologies, CBI may elect to develop them in-house, enter into development partnerships or sell its interest in the technology to a third party.

Industry Context: Peptides as Drugs

Peptides play an important role in modulating many physiological processes in the body and therefore have excellent potential as therapeutic agents. Peptide drugs have a number of advantages over both small molecules and antibodies, including low toxicity and immunogenicity, excellent specificity, high potency and a low probability of drug-drug interaction problems. Several technical challenges in the use of peptides as drugs have been overcome in recent years and they now represent one of the key growth areas in the drug discovery industry. The strong interest in peptides as therapeutics, particularly among large pharmaceutical companies, has triggered a significant increase in the outsourcing of peptide reagents and custom peptide synthesis. Even with the global economic downturn, the market for research-grade and clinical-grade peptides continues to grow with the emergence of new peptide drug candidates from discovery research and the progression of established peptide projects through clinical development.

While the size of the market continues to expand, research-grade peptide producers in the West are facing strong competition from China and India, where lower operating costs are driving down the cost of production. With a 5-year revenue CAGR of over 40%, Shanghai-based GL Biochem has emerged as the dominant manufacturer in China and the largest supplier of research-grade peptide products and peptide reagents globally. CBI’s proposed acquisition of GL Biochem will position CBI as a major player in the global peptide market.

Summary

Management believes that the proposed acquisition of GL Biochem would, on a proforma basis, provide CBI with significant free cash flows, a significant growth profile and would propel CBI into a very strong position in the rapidly growing peptide outsourcing market through its “GL Biochem” and “Mimotopes” brands. CBI has now cleared the way for the acquisition through three recent and significant transactions: (1) the extension of the Convertible Notes facilities and associated waivers brings CBI into compliance with its financial obligations and allows for conversion out of the Notes; (2) the proposed sale of CBI Services and Fairfax Identity Laboratories to Bostwick Laboratories provides CBI with an upfront cash payment and ongoing lease revenues and a significant boost to CBI’s profitability; and (3) the proposed issuance of stock to Biosignal strengthens CBI’s balance sheet and should augment compliance with NASDAQ’s listing rules.

Forward Looking Statements

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in CBI’s filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. No statement herein should be considered an offer of any securities. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Specifically, there can be no guarantee that:

•	CBI will close any of the transactions referred to herein; and

•	CBI will actually retain its NASDAQ listing status; and

•	CBI’s business and financial performance before or after any of the above transactions will be as anticipated herein.

A number of factors, including, without limitation, customer demand, industry trends, armed conflict, and terrorist activities could alter these trends referenced herein. CBI undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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